Hostess Brands, Inc. Incentive Compensation Plan
for Exempt Non-Sales Employees

Introduction
The Hostess Brands, Inc. (the “Company”) Incentive Compensation Plan for Exempt Non-Sales Employees (the “Plan”) provides the opportunity for compensation in addition to base salary to designated employees. The Plan is designed to motivate eligible employees to grow the business through increased sales, profitability and valuable contribution within their area of expertise. While employees play many different roles within the Company, the Company will only be successful if all employees are focused on achieving common goals, strive individually for functional excellence in their assigned roles and contribute to organizational excellence as a team. Eligible employees will receive incentive compensation under the Plan (“Incentive Comp”) if the Company achieves certain designated results (the “Metric(s)”). EBIDTA and Net Revenue Metric(s) will be approved by the Talent and Compensation Committee (the “Committee”).

Administration

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The Plan will be administered by the Committee, which will have the full power and authority to interpret and administer the Plan. All decisions and determinations of the Committee shall be final, conclusive and binding. The Committee may delegate such duties or responsibilities to an officer of the Company as it deems desirable.

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The Plan year begins on January 1st and ends on December 31st. The calculation of any Incentive Comp payments will be based on an eligible employee’s Incentive Comp level and current base salary. Eligible employees, as defined below, are assigned an Incentive Comp level (percentage of base salary) based on their position or specified in their offer letter. For example, if an eligible employee’s base salary is $100,000, paid in equal increments over a year and that employee has a 20% Incentive Comp level, the Incentive Comp opportunity would be $100,000 x 20% or $20,000.

•	Plan Metrics will measure achievement of (i) EBITDA, (ii) Net Revenue, and (iii) Strategic Goals weighted as follows:

•	40% - EBITDA

•	40% - Net Revenue

•	20% - Strategic Goals (team or individual goals as applicable)

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Attainment of not less than 93% of the Company’s Annual Operating Plan established EBITDA must be achieved in order to establish funding for Incentive Comp payments under any Metric to occur. If achieved, funding for each Metric is independent and will be calculated based on the weighting noted above.

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The amount eligible for payment based on attainment of the Net Revenue Metric will be determined based on the same schedule as EBITDA set out below. For example, if 98% of the Net Revenue Metric is achieved, 85% of the amount payable based on attainment of the Net Revenue Metric would be eligible for payment.

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Strategic Goals Metrics will be based on actual performance on budgeted financial and other established goals, such as revenue growth, cost control, case or dollar volume, specific tasks to be accomplished, etc.

•	Minimum of 3 goals and a maximum of 5 goals are set by the functional Manager near the start of the Plan year.

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The amount eligible for payment related to Strategic Goals Metrics would range from 0% to 100% based on the proportion of goals achieved. So, for example, if three out of four team goals were achieved, team component for that group would fund at 75% of target.

•	The Committee shall determine the extent to which EBITDA and Net Revenue Metrics are achieved.

•	The EBITDA Metric will fund on the following schedule, subject to the Company’s discretion, as described below:

% of EBITDA Achieved	% Funded
Below 93%	0%
93%	40%
94%	50%
95%	60%
96%	65%
97%	75%
98%	85%
99%	95%
100%	100%
—	—
105%	150%
—	—
110%	200%

Plan will fund incrementally at the rate 10% for every 1% of EBITDA achieved over 100%, up to a total payout of 200% performance against Plan.

•	Notwithstanding any term or condition contained in this Plan to the contrary,

◦
In the event that the Company does not achieve at least 93% of the EBITDA Metric, thereby disallowing funding under the Plan, the Chief Executive Officer (“CEO”) may recommend to the Committee, for its approval, that a pool equal to up to 10% of target Incentive Comp, be distributed to deserving employees, at the discretion of the CEO or, in the case of executive officers, the Committee, at the time Incentive Comp payments would otherwise be paid pursuant to this Plan.  In no event shall this provision result in the payment of more than 100% of the target Incentive Comp to any single eligible employee.

◦	The Committee may adjust the performance results for any Metric on account of extraordinary items or other events, as the Committee deems appropriate.

◦	Working with the funds available under the Plan and within the established guidelines, Managers will be able to differentiate final award payouts by performance as to Strategic Goals Metrics.

◦
Any and all Incentive Comp payouts under this Plan remain subject to Company discretion. The Company may reduce or eliminate any eligible employee’s Incentive Comp payment on account of overall individual or functional team performance, regardless of the extent to which any Metric has been achieved. Company achievement of the EBITDA or Net Revenue Metrics does not guarantee payment hereunder to any eligible employee.

Eligibility
For purposes of the Plan, “eligible” employees are designated as full time (30 hours or more), exempt (salaried), are in a position that has been designated as eligible for Incentive Comp under this Plan and do not participate in any other annual incentive compensation plan.

Designated employees are eligible to participate in the Plan if they meet the following criteria:

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Employees who commence employment or are promoted to an eligible position after January 1st and prior to October 1st of a Plan year will receive a pro-rated Incentive Comp based upon their service date.

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Employees who remain employed by the Company but are transferred out of an eligible position on or before June 30th are not eligible to receive an Incentive Comp payment under the Plan for the year of transfer. Employees who are transferred out of an eligible position after June 30th will continue to be eligible to receive an Incentive Comp payment for the year of transfer, based on the portion of the Plan year the employee was employed in an eligible position.

•	Employees hired or promoted to an eligible position on or after October 1 of a Plan year will not be eligible for an Incentive Comp for that year.

•	An Employee must be an active employee of the Company and on the payroll as of the date on which the applicable Incentive Comp is paid.

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As consideration for being eligible for receipt of Incentive Comp in any Plan year, an employee must have executed and delivered to the Company a mutually agreed form of Confidentiality Agreement and any other agreement requested by the Company in connection with such employee’s employment.

Eligible Income

•	Any sums paid to an eligible employee that are other than base salary payments will not be included in an Incentive Comp payment calculation.

•	The Incentive Comp payment will be pro-rated for any approved unpaid leave of absence lasting 4 consecutive weeks or more, to the extent permitted by law.

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If during a Plan year, an employee becomes Incentive Comp eligible after January 1st and prior to October 1st, or changes from Incentive Comp eligible to non-Incentive Comp eligible after June 30th, actual salary for the period of employment, while in an Incentive Comp eligible position, paid during the Plan year will be the salary used for Incentive Comp calculation purposes. Thus, a person who has been hired at a base salary of $100,000 on September 30 and was paid $25,000 in salary (1/4 of base salary for working 1/4 of the year) during the Plan year and had a 20% Incentive Comp level, assuming 100% of each Metric is achieved, would be eligible for an Incentive Comp payment of $25,000 x 20% or $5,000 for the short year.

Payment of Incentive Comp under the Plan
Incentive Comp will be paid, if at all, after completion of the audit by the Company’s independent auditor of the annual financial statements for the applicable Plan year, which the Company anticipates, but cannot ensure, will be around the middle of March of the successive year.

Amendment and Termination of the Plan
The Company reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time without advance notice to or prior approval of the Plan participants. Eligibility for participation in the Plan in one year does not confer upon any participant eligibility to participate in any subsequent year.

Additional Information

•	Incentive Comp payments will not be treated as compensation for purposes of any of the Company’s employee benefit plans or programs, unless otherwise provided in such employee benefit plan or program.

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Participation in the Plan is not a guarantee of any particular level of compensation or of continued employment for any period. Nothing in the Plan interferes with the Company’s right to terminate an employee’s employment for any reason or no reason at any time.

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The Company will withhold from any payments under the Plan an amount to satisfy applicable federal, state and local tax withholding requirements. Payments under the Plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code. However, the Company shall not be liable for any taxes, penalties, interest or other expenses that may be incurred by a participant on account of non-compliance with Section 409A of the Code.

•	The Plan will be construed, administered and governed in all respect in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

Exhibit A

Incentive Comp Calculation
Below is an example of how a potential Incentive Comp payment would be calculated:

Eligible employee $100,000 annual salary with a 20% Incentive Comp level. The Company attains 100% of EBITDA Metric, 98% of Net Revenue Metric and achievement of 2/3 of Strategic Goals.

Element	Weighting	Performance % of Metric	Funding % of Metric	Amount	Description
EBITDA	40%	100%	100%	$8,000	$20,000 Incentive Comp potential x 40% EBITDA weighting x 100% EBITDA performance
Net Revenue	40%	98%	85%	$6,800	$20,000 Incentive Comp potential x 40% Net Rev weighting x 85% Net Rev performance
Strategic Goals Case Volume - Met (1/3) Trade Spend +/- 2% - Met (1/3) Snack Cake AOP - Not Met (0/3)	20%	66.6% (33.3% for each met metric)	66.6%	$2,664	$20,000 Incentive Comp potential x 20% Strategic Goals weighting x 66.6% Strategic Goals performance
Total Incentive Comp Achieved				$17,464